Exhibit 10.3

May 4, 2022

By email

Anjali Sud
c/o Vimeo, Inc.
555 West 18th Street
New York, New York 10011

Re:     Your Employment at Vimeo, Inc.

Dear Anjali,

This letter agreement (“Agreement”) serves to confirm the terms and conditions of your continued employment as Chief Executive Officer of Vimeo, Inc. (“Vimeo,” “Company” or “we”).

POSITION: Your title is Chief Executive Officer (CEO). You will report to the Chairman of the Board. You are employed at Company’s headquarters in New York.1
DUTIES: During your employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position.2 You will be directly responsible to such person(s) as Company may designate from time to time, and it will be your responsibility to keep such person(s) timely informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if required.
COMPENSATION: Your base salary for 2022 is $600,000 per year, payable bi-weekly (or, if different, in accordance with Company’s payroll practice as in effect from time to time).
You are eligible for a discretionary annual bonus. Your bonus target is 100% of your base salary. Any bonus is discretionary and will be determined by the Compensation and Human Capital Management Committee (the “Committee”) of Company’s Board of Directors based upon Company’s performance overall and your own performance. Bonuses are paid in the first quarter of the year following the measurement year (e.g., 2022’s bonus will be paid in Q1 2023).
DEDUCTIONS: Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.
SEVERANCE: If your employment is terminated by Company without Cause at any time or by you for Good Reason during your employment, you will (1) receive severance equal to at least twelve (12) months of your then-current salary, which Company may provide (at its sole option) via a lump sum amount, salary continuance, or a combination thereof; and (2) receive health benefits coverage for twelve (12) months or, at Company’s option, COBRA coverage for the same period, provided, however, that no cash compensation will be paid in lieu of unused health benefits. For the purposes of this paragraph, the
1 In order to protect the safety of our employees, Vimeo requires proof of COVID-19 vaccination for all employees intending to work from or visit a U.S. office (currently, NYC and Boston). Vimeo employees who are permanently remote do not need to provide proof of vaccination at this time unless they will be visiting a U.S. office.

2 Company acknowledges that you are a member of the Board of Directors of Dolby, Inc. and that you will continue in that role.

terms “Cause” and “Good Reason” have the meanings set forth in Company’s 2021 Stock and Annual Incentive Plan (the “Plan”), without reference to a change of control.
To be entitled to any severance hereunder, you must (a) execute Company’s standard severance and release agreement, which agreement must contain a general release of claims against Company; and (b) if Company so requests, continue working for up to eight (8) weeks after the notice by Company of your termination to ensure an orderly transition, provided that any additional service period shall not reduce the severance amount.
EQUITY: If your employment with Company ends for any reason, you will have eighteen (18) months following the separation date to exercise any vested Vimeo stock appreciation rights (“SARs”) or Vimeo stock options that you hold, provided that if you resign without Good Reason, you must provide Company with at least eight (8) weeks written notice prior to the separation date.
BENEFITS: You will be eligible for coverage under Company’s then-current healthcare and insurance plans and other benefits that are provided to full-time U.S. employees. All benefits are governed exclusively by the terms and conditions of their applicable plans or policies.
CODE OF CONDUCT: During your employment, you must comply with Vimeo’s Code of Conduct3 and other policies and procedures as they may exist from time to time.
RESTRICTIVE COVENANTS: You will comply with the restrictive covenants set forth in Schedule A hereto (the “Restrictive Covenant Agreement”).
CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION AGREEMENT: Within 10 days after executing this letter agreement, you will execute Company’s standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement (the “Confidentiality and IP Agreement”).
MISCELLANEOUS: This letter agreement shall be governed by the law of the State of New York without regard to principles of conflicts of law. This letter agreement supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment. Except as expressly set forth in the “Equity” paragraph, nothing in this letter agreement shall modify the Plan or any equity agreement or equity award notice.
AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.
BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, excluding disputes arising from any breach of the Confidentiality and IP Agreement, the Restrictive Covenant Agreement, or a claim by you of sexual assault or harassment, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County, New York pursuant to its then-current Employment Dispute Resolution Rules.4
Any lawsuit asserting a non-arbitrable claim or seeking to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York. If in New York state court, the lawsuit shall be maintained in the Commercial Division of the New York Supreme Court for New York County. In all lawsuits, you and Company waive the right to a trial by jury.
* * *
Please acknowledge your acceptance of these terms by signing where indicated below.
3 Available at https://investors.vimeo.com/static-files/51fd1f5a-9ffc-402a-bedb-cf35308c0af3.
4 Available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf.

Sincerely,

VIMEO, INC.

By:    /s/ Michael A. Cheah             Title:     General Counsel & Secretary
    Name: Michael A. Cheah

AGREED AND ACCEPTED:

ANJALI SUD

Signature:      /s/ Anjali Sud         Date:     May 4, 2022

Schedule A

Restrictive Covenant Agreement

In consideration of the compensation and benefits promised by Company in the foregoing letter agreement, you, Anjali Sud, shall comply with the covenants set forth in this Restrictive Covenant Agreement.
1.    ACKNOWLEDGEMENT. By virtue of your role as CEO, you have access to and will continue to have access to and possess trade secrets and other non-public information about Company and its operations (“Confidential Information”) including but not limited to:
–Company’s business strategy and plans
–Company’s finances and financial projections
–Company’s product roadmap
–Company’s M&A strategy
–Company employees
–Customers and business partners of Company
You recognize that such Confidential Information is of substantial value to Company in developing its businesses and in securing and retaining customers.
2.    RESTRICTED PERIOD. The “Restricted Period” means the period of your employment at Company plus a period of eighteen (18) months thereafter. You agree that this period is fair and reasonable given the nature of your role, and the amount and nature of the Confidential Information that you will have access to.
3.    TERRITORY. The covenants herein apply worldwide. Because Company operates a global business and because its competitors operate globally, you agree that this territory is fair and reasonable.
4.     NON-COMPETITION.
(a)     You hereby agree and covenant that, during the Restricted Period, you shall not, without the prior written consent of Company, directly or indirectly, engage in or become associated with a Competitive Activity.
(b)     A “Competitive Activity” means any business or other endeavor whose primary business model involves the hosting, distribution, or creation of video content using software-based online means, regardless of monetization model, distribution method, or target market.
(c)     You shall be considered to have become “associated with a Competitive Activity” if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual or entity that is engaged in a Competitive Activity.
(d)     Notwithstanding the foregoing, you may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if you are not otherwise affiliated with such corporation.
5.    NON-SOLICITATION OF EMPLOYEES. You agree that, during the Restricted Period, you will not, without Company’s prior written consent, hire or directly or indirectly solicit or recruit any employee of Company (or a subsidiary thereof) for the purpose of being employed by you or by any individual or entity on whose behalf you are acting as an agent, representative or employee and that you will not convey any such Confidential Information about employees of Company (or a subsidiary thereof) to any other person except within the scope of your duties hereunder.

6.    NON-SOLICITATION OF CUSTOMERS AND BUSINESS PARTNERS. During the Restricted Period, you shall not, without the prior written consent of Company, persuade or encourage any customers or business partners of Company (or a subsidiary thereof) to (a) cease doing business with Company (or a subsidiary thereof); or (b) to enter into any transaction with you or your new employer or affiliates, provided, however, that clause (b) shall not apply to (i) vendors; (ii) self-serve customers; or parties that generate less than $50,000 in revenue per year for Company.
7.    GENERAL TERMS.
(a)    ENTIRE AGREEMENT. This Restrictive Covenant Agreement forms an integral part of the letter agreement to which it is annexed. To the extent that the Confidentiality and IP Agreement contains any non-solicit provisions, the non-solicit provisions set forth in this Restrictive Covenant Agreement shall control.
(b)    SURVIVAL. The restrictive covenants contained herein shall survive the termination or expiration of your employment for the periods set forth herein.
(c)    SEVERABILITY. In the event that a court of competent jurisdiction determines that any provision of this Restrictive Covenant Agreement is unreasonable or otherwise in violation of any law or public policy, only the portions of the agreement that violate such law or public policy shall be stricken. All portions of this Restrictive Covenant Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Restrictive Covenant Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties.
(d).    WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Restrictive Covenant Agreement shall not be modified in any respect except by a writing executed by each party hereto.
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